EXHIBIT 99.1

Skkynet Cloud Systems, Inc. Enters Agreement for $878k Dollar Private Placement

Total private investment targeted for the acceleration of company growth now exceeds $1.2 million for this year.

Mississauga, Ontario, August 21, 2014 – Skkynet Cloud Systems, Inc. (“Skkynet” or “the Company”) (OTC.BB:SKKY), a global leader in real-time cloud information systems, is pleased to announce it has entered into an agreement with a group of accredited investors to invest $878,350 in a private placement of common stock.

Under the terms of the agreement, the investors will purchase $878,350 of Skkynet’s common stock at a price of $1.10 per share. The proceeds of the private placement will be used to further Skkynet’s growth strategy. With the private placement of January 2, 2014, Skkynet has raised in aggregate $1.24 Million in private placement proceeds this year.

“This investment represents an indication of confidence in our abilities to execute as a SaaS company and to increase shareholder value on an ongoing basis,” said Mr. Paul Thomas, President of Skkynet. “Such confidence has just been confirmed by the impact of Skkynet at the M2M show in Las Vegas, and our win at its Battle of the Platforms as the best new technology offering.”

Skkynet’s Secure Cloud Service launch received an enthusiastic reception from the press, business development executives, technology strategists, and cloud systems experts at the M2M Evolution Conference and Expo in Las Vegas last week. The service won the Battle of the Platforms category of Best Enabling Non-platform Technology or Offering, and dozens of companies have requested to participate in the trial beta period.

About Skkynet Cloud Systems, Inc.:

Skkynet Cloud Systems, Inc., through its wholly owned subsidiary Cogent Real-Time Systems Inc., is a leading developer of DataHub® and VINE™ software, Secure Cloud Service™ and related systems and facilities for collecting, processing and distributing real-time information over networks. This capability allows our clients to both locally and remotely manage, supervise and control industrial processes, embedded devices and financial information systems. Through their web-based assets, WebView™ enables data connectivity and visualization over the cloud, providing clients and their customers the necessary ability and tools to observe and interact with these processes and services in real time, empowering them to fully control their systems and analyze their data. DataHub® and WebView™ are trademarks used under license.

Safe Harbor:

This news release contains “forward-looking statements” as that term is defined in the United States Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements, including beliefs, plans, expectations or intentions regarding the future, and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors, such as the inherent uncertainties associated with new business opportunities and development stage companies. We assume no obligation to update the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that they will prove to be accurate. Investors should refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Skkynet Cloud Systems, Inc.
Paul E. Thomas, President
Office: (888) 628-2028
Fax: (888) 705-5366
Web: http://skkynet.com
Email: ir@skkynet.com
Twitter: https://twitter.com/RealTimeCloud